Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 22, 2019, with respect to the consolidated financial statements of Veoneer, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, incorporated by reference in the Registration Statement (Form S-1 No. 333-231609) related Prospectus of Veoneer, Inc. for the registration of convertible notes.

/s/ Ernst & Young AB

Stockholm, Sweden

May 22, 2019